MIDDLESEX WATER COMPANY ANNOUNCES THIRD QUARTER

2013 FINANCIAL RESULTS

November 6, 2013 -- ISELIN, NJ -- Middlesex Water Company (NASDAQ: MSEX) ("Middlesex" or the "Company") today reported third quarter operating revenues of $31.3 million compared to $32.4 million for the same period in 2012. Net income for the quarter decreased to $5.8 million from $6.1 million in the same quarter of 2012. Earnings per basic and diluted share for the quarter were $0.36, compared to $0.39 and $0.38, respectively, for the same period in 2012.

Third Quarter Operating Results

Operating revenues for the third quarter decreased $1.1 million from the same period in 2012. Revenues in the Middlesex system decreased $1.3 million, primarily due to greater precipitation than expected during the third quarter 2013; decreased demand related to Hess Corporation (“Hess”), Middlesex’s largest customer, ceasing its oil refining operations at its Port Reading, New Jersey facility in February 2013 and decreased contract sales to municipalities of $0.6 million, primarily due to loss of the Borough of Sayreville, New Jersey (“Sayreville”) as a wholesale contract customer in August 2013 due to expansion of the Borough’s own supply and treatment capability. Partially, and positively offsetting these factors were the full quarter effect of the base rate increase that went into effect July 2012 in the Middlesex system and $0.1 million of increased revenues realized by our Tidewater system in Delaware earned through new water customer connections.

Operation and maintenance expenses for the three months ended September 30, 2013 decreased $0.5 million from the same period in 2012. This was attributable primarily to a $0.6 million decrease in employee benefit expenses prompted by an amendment to Middlesex’s postretirement medical benefit plan which further limits eligibility for benefits and increases contributions by future retirees.

Middlesex Water Chairman and Chief Executive Officer Dennis Doll said, "Despite the decreased demand for water prompted by the loss of two large customers, we reduced costs, continued to invest in water infrastructure and stayed focused on delivering on our growth strategy. In addition to increasing efficiencies to better serve our customers, we recently announced the acquisition of a 600-customer wastewater company in Delaware, achieved milestones in our non-regulated partnership projects such as our biogas renewable energy project in Ridgewood, New Jersey and a leachate treatment contract to benefit the County of Monmouth, New Jersey. In addition, we are expanding our contract operations business into the military market with the recent contract award from the U.S. Department of Defense to privatize the water system operations of Dover Air Force Base in Dover, Delaware. In all these endeavors, controlling costs, protecting the environment and enhancing service to customers is critical to our continued success,” said Doll.

Nine Month Operating Results

For the nine months ended September 30, 2013, revenues were $87.4 million, as compared to $83.3 million for the same period in 2012. Revenues in our Middlesex system increased $2.0 million, primarily due to the effect of the base rate increase granted in July 2012. Offsetting the increase was less customer demand resulting from the loss of Hess, Middlesex’s largest customer; greater than expected precipitation events during the second and third quarters of 2013 and loss of Sayreville as a customer in August 2013. Revenues in our Tidewater system increased $0.4 million, primarily due to new customer connections as well final rate increases that went into effect in June 2012. Non-regulated contract operations revenues increased by $1.3 million for our contracts serving the City of Perth Amboy, New Jersey and the Borough of Avalon, New Jersey (“Avalon”).

Operation and maintenance expenses increased $1.0 million from the same period in 2012, primarily due to increased labor costs, higher water treatment costs caused by increased precipitation, a higher number of main breaks in 2013 as compared to 2012 and expenditures for contract operations serving Avalon, New Jersey which commenced July 1, 2012.

Net income increased $1.8 million from the same period in 2012. Basic and diluted earnings per share for the nine months were $0.84 and $0.83, respectively compared to $0.73 in 2012.

Quarterly Dividend Increased for 41st Consecutive Year

On October 22, 2013, the Company's Board of Directors approved an increase in the quarterly cash dividend on common stock to $0.1900 from $0.1875. The new dividend rate is payable December 2, 2013 to shareholders of record as of November 15, 2013. This dividend increase raises the annual dividend to $0.76 from $0.75 per share of common stock and represents the 41st consecutive year of annual dividend increases.

About Middlesex Water Company

Middlesex Water Company, organized in 1897, provides regulated and unregulated water and wastewater utility services primarily in New Jersey and Delaware through various subsidiary companies. For additional information regarding Middlesex Water Company including information about the Company's Dividend Reinvestment and Common Stock Purchase Plan, visit the Company's Web site at www.middlesexwater.com or call (732) 634-1500.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, our long-term strategy and expectations, the status of our acquisition program, the impact of our acquisitions, the impact of current and projected rate requests and the impact of our capital program on our environmental compliance. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: general economic business conditions, unfavorable weather conditions, the success of certain cost containment initiatives, changes in regulations or regulatory treatment, availability and the cost of capital, the success of growth initiatives and other factors discussed in our filings with the Securities and Exchange Commission.

Contact:

Bernadette Sohler, Vice President – Corporate Affairs

Middlesex Water Company

1500 Ronson Road

Iselin, New Jersey 08830

(732) 638-7549

www.middlesexwater.com

MIDDLESEX WATER COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012

Operating Revenues	$31,285	$32,353	$87,424	$83,300

Operating Expenses:
Operations and Maintenance	15,120	15,600	45,698	44,740
Depreciation	2,772	2,629	8,205	7,759
Other Taxes	3,123	3,281	9,215	8,871

Total Operating Expenses	21,015	21,510	63,118	61,370

Operating Income	10,270	10,843	24,306	21,930

Other Income (Expense):
Allowance for Funds Used During Construction	104	110	230	383
Other Income	27	106	124	423
Other Expense	(1)	(4)	(21)	(155)

Total Other Income, net	130	212	333	651

Interest Charges	1,541	1,808	4,234	4,941

Income before Income Taxes	8,859	9,247	20,405	17,640

Income Taxes	3,052	3,109	6,940	5,970

Net Income	5,807	6,138	13,465	11,670

Preferred Stock Dividend Requirements	44	52	147	155

Earnings Applicable to Common Stock	$5,763	$6,086	$13,318	$11,515

Earnings per share of Common Stock:
Basic	$0.36	$0.39	$0.84	$0.73
Diluted	$0.36	$0.38	$0.83	$0.73

Average Number of
Common Shares Outstanding :
Basic	15,882	15,741	15,839	15,717
Diluted	16,117	16,004	16,093	15,980

Cash Dividends Paid per Common Share	$0.1875	$0.1850	$0.5625	$0.5550